SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

SilverBow Resources, Inc.

(Name of Registrant as Specified in Its Charter)

KEF Investments, LP

KEF Fund V Investments, LP

Kimmeridge Energy Management Company, LLC

Benjamin Dell

Alexander Inkster

Neda Jafar

Denis Laloy

Noam Lockshin

Henry Makansi

Neil McMahon

Douglas E. Brooks

Carrie M. Fox

Katherine L. Minyard

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Fellow Shareholders,

As long-term investors and the largest investor in SilverBow Resources, Inc. ("SilverBow" or the “Company”) with 12.9% of outstanding shares, Kimmeridge believes in SilverBow’s potential.

We believe that, with the right direction, SilverBow can be one of the largest and most valuable pure-play Eagle Ford shale operators with: enhanced, durable scale; a low-cost, high-margin production base; a strong and flexible balance sheet; and a clear path to delivering strong and sustainable shareholder returns. The Eagle Ford is at an important inflection point, and a better situated SilverBow would be well positioned to lead the future consolidation of the basin.

Unfortunately, we have grown increasingly alarmed as SilverBow’s Board and management team appears to have repeatedly prioritized self-preservation over the best interests of shareholders. While SilverBow boasts of “outperformance” in recent materials, the reality is the Company has for too long delivered lackluster returns and been largely irrelevant to public equity investors.

At the same time, SilverBow has established worst-in-class corporate governance with both a staggered Board that insulates its directors from accountability and a “poison pill” that was implemented and subsequently extended unilaterally without shareholder approval. Even as the Company offers to move away from a staggered Board, it misleads investors by not explaining that its chosen process will take until 2027 to complete. Likewise, SilverBow takes no action towards repealing or even giving shareholders a vote on its poison pill.

Today, it’s clear that SilverBow is so focused on fighting Kimmeridge at all costs that it has completely lost sight of what matters to shareholders. The Company’s most recent open letter even references Kimmeridge 10 more times than the word “shareholder”. We are confident shareholders will see through the Board’s recent reactive maneuvering in the face of constructive engagement from Kimmeridge and other investors.

We believe it is essential to introduce new, independent, and experienced perspectives on the Board, to evaluate and pursue strategic opportunities that maximize value for all shareholders. That is exactly why we have nominated three best-in-class nominees – Carrie Fox, Douglas Books, and Katherine Minyard – for election to SilverBow’s nine-person staggered Board.

The three nominees we have put forward are committed to conducting a thorough and unbiased evaluation of all potential paths to value creation – and are bound by none of them. SilverBow desperately wants shareholders to believe Kimmeridge has a hidden agenda – our only objective is to elect a slate of candidates committed to advancing the best interests of all shareholders.

Shareholders face an important choice at the upcoming 2024 Annual Meeting. Are you comfortable supporting a Board and management team with a history of prioritizing their own interests, making questionable capital allocation decisions, and delivering lackluster returns? Or do you believe fresh perspectives are needed to challenge the status quo and ensure the Company can finally realize its full potential?

We believe the choice is clear and ask that you vote for change to help re-direct SilverBow onto a path that establishes a foundation for long-term success. We urge you to vote “FOR” all of the Shareholder Nominees — Carrie Fox, Douglas Books, and Katherine Minyard — and “WITHHOLD” on all of the Incumbent Company Directors — Gabriel Ellisor, Kathleen McAllister, and Charles Wampler — on the GOLD proxy card.

Thank you,

Ben Dell, Co-Founder and Managing Partner of Kimmeridge